EXHIBIT 4.3

[FORM OF CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, AND IN A FORM REASONABLY ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 19(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

WORLDSPACE, INC.

CONVERTIBLE NOTE

Issuance Date: December 30, 2004	Principal: U.S. $

FOR VALUE RECEIVED, WorldSpace, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [NAME OF BUYER] or registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the Interest Rate (as defined below), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case, in accordance with the terms hereof). This Convertible Note (including all Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Convertible Notes issued pursuant to the Securities Purchase Agreement (as defined below) on the Closing Date (as defined below) (collectively, the “Notes” and such other Convertible Notes, the “Additional Notes”). Certain capitalized terms used herein are defined in Section 29.

(1) MATURITY. On the Maturity Date, the Holder shall surrender the Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any. The “Maturity Date” shall be December 31, 2014.

(2) INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears on the last day of each March, June, September and December (the period of such accruing interest being referred to as an “Interest Period”) during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being March 31, 2005. Interest shall be payable on each Interest Date for the applicable Interest Period, to the record holder of this Note on the applicable Interest Date, entirely in cash (“Cash Interest”) or, at the option of the Company, entirely by increasing the amount of Principal outstanding under this Note (“Accreted Interest”); provided that the Interest which accrued during any period shall be payable as Accreted Interest if, and only if, the Company delivers written notice of such election (each, an “Interest Election Notice”) to each holder of the Notes at least twenty (20) Business Days prior to the applicable Interest Date (each, an “Interest Election Date”). Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount in accordance with Section 3(b)(i). If an Event of Default occurs and such Event of Default is subsequently cured, the adjustment referred to in Section 29(xix)(6) shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3) CONVERSION OF NOTES. This Note shall be convertible into shares of Class A Common Stock, on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Class A Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Class A Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Class A Common Stock, the Company shall round such fraction of a share of Class A Common Stock up to the nearest whole share. The Company shall pay any and all taxes (excluding any taxes on the income of the Holder) that may be payable with respect to the issuance and delivery of shares of Class A Common Stock upon conversion of any Conversion Amount.

(b) Conversion Rate. The number of shares of Class A Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

(ii) “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination the lesser of (x) the Pre-IPO Conversion Price and (y) the Post-IPO Conversion Price, each subject to adjustment as provided herein.

(iii) “Effectiveness Failure Pre-IPO Conversion Price” means in the event that a registration statement under the Securities Act relating to a Qualified IPO is not declared effective by the SEC prior to the one year anniversary of the Issuance Date, (x) if no adjustment has previously been made to the Pre-IPO Conversion Price as a result of the application of the provisions set forth in the definition of Filing Failure Pre-IPO Conversion Price, $8.21 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction), or (y) otherwise, $7.86 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction).

(iv) “Filing Failure Pre-IPO Conversion Price” means in the event that the Company fails to file a registration statement under the Securities Act with the SEC relating to a Qualified IPO prior to the six month anniversary of the Issuance Date, $8.21 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction).

(v) “Initial Pre-IPO Conversion Price” means $8.45 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction).

(vi) “Post-IPO Conversion Price” means, from and after an Effective Registration, the lesser of (x) the Pre-IPO Conversion Price then in effect and (y) the product of (A) 0.90 and (B) the public offering price of the Class A Common Stock pursuant to such registration statement.

(vii) “Pre-IPO Conversion Price” means the lowest of (x) the Initial Pre-IPO Conversion Price, (y) the Filing Failure Pre-IPO Conversion Price and (z) the Effectiveness Failure Pre-IPO Conversion Price.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Class A Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the

Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before 4:00 p.m., New York Time, on the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent, if any (the “Transfer Agent”). On or before 4:00 p.m., New York Time, on the third Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent, if any, is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Class A Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or if the foregoing is not applicable, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Class A Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Class A Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on the Conversion Date.

(ii) Company’s Failure to Timely Convert. If, at any time, the Company shall fail to issue a certificate to the Holder or, from and after an Effective Registration, credit the Holder’s balance account with DTC for the number of shares of Class A Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages to the Holder for each date of such Conversion Failure in an amount equal to 1.5% of the product of (I) the sum of the number of shares of Class A Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Class A Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In lieu of the foregoing, if within three (3) Business Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Class A Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Class A

Common Stock to deliver in satisfaction of a sale by the Holder of Class A Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Holder may elect to require the Company to, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Class A Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Class A Common Stock) shall terminate, or (ii) in the case of an Effective Registration, promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Class A Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Class A Common Stock times (B) the Closing Bid Price on the Conversion Date.

(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of each such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Class A Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Class A Common Stock not in dispute and resolve such dispute in accordance with Section 24.

(d) Limitations on Conversions. From and after an Effective Registration and other than in connection with a Fundamental Transaction, the Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of

Class A Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Additional Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 3(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-KSB, Form 10-K, Form 10-QSB, Form 10-Q or Form 8-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes. Notwithstanding anything in this Section 3(d) to the contrary, it is agreed and understood that the limitation on conversions contained in this Section 3(d) shall in no way limit any of the Company’s rights under Sections 8(a) and 8(c) of this Note.

(4) RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), if any, or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder’s Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive days or for more than an aggregate of thirty (30) days in any 365-day period (other than days during an allowable Blackout Period (as defined in the Registration Rights Agreement));

(ii) from and after the Effective Registration, the suspension from trading or failure of the Class A Common Stock to be listed on an Eligible Market for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period; provided, however, that such suspension or failure shall not be deemed an Event of Default if it is a result of any action or actions taken by the SEC or the Eligible Market on which the Class A Common Stock is then listed, which action or actions were generally applicable and affected all issuers with a class of securities listed on such Eligible Market;

(iii) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Class A Common Stock within ten (10) Business Days after the applicable Conversion Date, or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Class A Common Stock that is tendered in accordance with the provisions of the Notes;

(iv) at any time following the twentieth (20th) consecutive Business Day that the Holder’s Authorized Share Allocation is less than the number of shares of Class A Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise); provided, however, that such deficiency shall not be deemed to be an Event of Default to the extent, but only to the extent, that it was the result of an unscheduled closure of the applicable regulatory offices or governmental agencies necessary to increase the Holder’s Authorized Share Allocation;

(v) the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least three (3) Business Days;

(vi) any default under (after the expiration of all applicable grace periods), redemption of or acceleration prior to maturity of any Indebtedness of the Company or any of its Subsidiaries, which individually or in the aggregate is equal to or greater than $5,000,000 principal amount of Indebtedness (other than with respect to any Additional Notes);

(vii) the Company or any of its Material Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is not vacated, set aside or reversed within sixty (60) days that (A) is for relief against the Company or any of its Material Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Material Subsidiaries or (C) orders the liquidation of the Company or any of its Material Subsidiaries;

(ix) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within sixty (60) days of the issuance of such judgment;

(x) the Company breaches any representation, warranty, covenant or agreement in any Transaction Document that would have a Material Adverse Effect (as defined in the Securities Purchase Agreement), or the Company breaches any of the representations or warranties set forth in Sections 3.32, 3.33, 3.34 or 3.35 of the Securities Purchase Agreement or the covenant set forth in Section 7.16 of the Securities Purchase Agreement, except, in the case of a breach of a covenant (other than Section 7.16 of the Securities Purchase Agreement) which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days;

(xi) any breach of any representation, warranty, covenant or agreement set forth in the Letter Agreement (as defined in the Securities Purchase Agreement);

(xii) any breach or failure in any respect to comply with Section 14 of this Note; or

(xiii) any Event of Default (as defined in the Additional Notes) occurs with respect to any Additional Notes.

(b) Redemption Right. Promptly after the occurrence of an Event of Default with respect to this Note or any Additional Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount to be redeemed and (y) the Redemption Premium and (ii) from and after an Effective Registration, the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Closing Sale Price of the Class A Common Stock on the date immediately preceding such Event of Default (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12.

(c) Exercise of Remedies. In connection with any exercise of remedies following the occurrence, and during the continuation, of an Event of Default, the Holder agrees that the Stonehouse Royalty Agreement (as defined in the Securities Purchase Agreement) in the form attached as Exhibit J to the Securities Purchase Agreement, and the obligations of the Company thereunder to make the Stonehouse Payments shall follow the assets of the Company and shall not be diminished or otherwise impaired by any affirmative action or actions of the Holder including the exercise of any remedies; provided, however, that the foregoing shall not limit, abridge, or otherwise impair the Holder’s right to receive all required Principal, Interest, redemption payments and Late Charges under this Note. In furtherance of the foregoing, in the event the Company files a petition for relief under the United States Bankruptcy Code, the Holders shall not oppose the entry of an order, on motion by any party, authorizing the Company to assume the Stonehouse Royalty Agreement in the form attached as Exhibit J to the Securities Purchase Agreement as an executory contract

(5) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder and having similar ranking to the Notes, and satisfactory to the Required Holders (the “Successor Note”) and (ii) from and after an Effective Registration, the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock or equivalent equity security is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the

Company under this Note with the same effect as if such Successor Entity had been named as the Company herein, until such time as the Successor Note is delivered. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Class A Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(b) Redemption Right. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control (but from and after an Effective Registration, not prior to the public announcement of such Change of Control), the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period (the “Change of Control Measuring Period”) beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company at a price (the “Change of Control Redemption Price”) equal to the greatest of (i) the sum of (A) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (I) the Closing Sale Price of the Class A Common Stock immediately following the public announcement of such proposed Change of Control by (II) the Conversion Price and (B) the Present Value of Interest, or (ii) the sum of (A) the value of the consideration, assuming that the entire Conversion Amount being redeemed were converted into shares of Class A Common Stock at the then prevailing Conversion Rate, issuable per share of Common Stock in such Change of Control for the entire Conversion Amount being redeemed and (B) the Present Value of Interest (if any) and (iii) the sum of (A) the Conversion Amount being redeemed and (B) the Present Value of Interest (if any). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 12 and shall have priority to payments to stockholders in connection with a Change of Control. In addition to the foregoing, at the time of the consummation of any such Change of Control, the Company shall pay to the Holder an amount in cash equal to the Present Value of Interest (if any) for any Conversion Amount converted pursuant to the provisions of Section 3 hereof during the Change of Control Measuring Period. Notwithstanding anything to the contrary in this Section 5, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into shares of Class A Common Stock pursuant to Section 3.

(6) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Class A Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in the event that the Class A Common Stock remains outstanding after any such Corporate Event, in addition to the shares of Class A Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Class A Common Stock had such shares of Class A Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in the event that the Class A Common Stock is no longer outstanding after any such Corporate Event, in lieu of the shares of Class A Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Class A Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note. Notwithstanding this Section (6)(b), in no event shall the Company be obligated to distribute any Purchase Rights pursuant to this Section (6)(b) if and to the extent that it has distributed such Purchase Rights to the Holder pursuant to Section (6)(a).

(7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date and prior to the consummation of a Qualified IPO, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock issued or sold or deemed to have been issued or sold by the Company with respect to Options to acquire up to 6,000,000 shares of Common Stock that may be awarded by the Company solely to employees, officers and directors for services provided to the Company) for a consideration per share (the “New Issuance Price”) less than a price (the “Pre-Qualified IPO Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing issuance, a “Pre-Qualified IPO Dilutive Issuance”), then immediately after such Pre-Qualified IPO Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. If and whenever on or after the consummation of a Qualified IPO, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock issued or sold or deemed to have been issued or sold by the Company in each case solely in connection with any Excluded Security) for a consideration per share less than a price (the “Post-Qualified IPO Applicable Price”) equal to the Market Price then in effect (the foregoing issuance, a “Post-Qualified IPO Dilutive Issuance”), then immediately after such Post-Qualified IPO Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the product of (i) the Conversion Price in effect immediately prior to such issuance or sale and (ii) the quotient determined by dividing (A) the sum of (1) the product derived by multiplying the Post-Qualified IPO Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such Post-Qualified IPO Dilutive Issuance plus (2) the consideration, if any, received by the Company upon such Post-Qualified IPO Dilutive Issuance, by (B) the product derived by multiplying (1) the Post-Qualified IPO Applicable Price by (2) the number of shares of Common Stock Deemed Outstanding immediately after such Post-Qualified IPO Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Pre-Qualified IPO Applicable Price or the Post-Qualified IPO Applicable Price, as the case may be, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock (A) upon granting or sale of the Option, (B) upon exercise of the Option and (C) upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Pre-Qualified IPO Applicable Price or the Post-Qualified IPO Applicable Price, as the case may be, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock (A) upon the issuance or sale of the Convertible Security and (B) upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made (x) pursuant to this Section (7)(a)(iii) if an adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 7(a) in connection therewith or (y) if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any

Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(8) COMPANY’S RIGHT OF REDEMPTION.

(a) Mandatory Redemption. If at any time from and after the later of (x) the eighteenth month anniversary of the Issuance Date and (y) the one year anniversary of the consummation of a Qualified IPO (such later date being the “Mandatory Redemption Eligibility Date”), (i) the Weighted Average Price of the shares of Class A Common Stock exceeds 150% of the public offering price per share of Class A Common Stock in the Qualified IPO for each of twenty (20) consecutive Trading Days following the Mandatory Redemption Eligibility Date (such twenty (20) consecutive Trading Day period being the “Mandatory Redemption Measuring Period”) and (ii) the Equity Conditions shall have been satisfied or waived in writing by the Holder from and including the Mandatory Redemption Notice Date (as defined below) through and including the Mandatory Redemption Date (as defined below), the Company shall have the right to redeem all or any portion of the Conversion Amount then remaining under this Note, as designated in the Mandatory Redemption Notice, as of the Mandatory Redemption Date (a “Mandatory Redemption”). The portion of this Note subject to redemption pursuant to this Section 8(a) shall be redeemed by the Company at a price equal to the sum of (x) the Conversion Amount being redeemed and (y) the Present Value of Interest applicable to such Conversion Amount (the “Mandatory Redemption Price”) on the date which is thirty (30) days after its delivery of a Mandatory Redemption Notice (the “Mandatory Redemption Date”). The Company may exercise its right to require redemption under this Section 8(a) by delivering within not more than two (2) Trading Days following the end of such Mandatory Redemption Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent (the “Mandatory Redemption Notice” and the date all of the holders received such notice is referred to as the “Mandatory Redemption Notice Date”). The Company may deliver no more than two Mandatory Redemption Notices hereunder and each such Mandatory Redemption Notice shall be irrevocable. The Mandatory Redemption Notice shall state the aggregate Conversion Amount of the Notes which the Company has elected to be subject to Mandatory Redemption from all of the holders of the Notes pursuant to this Section 8(a) (and analogous provisions under the Additional Notes) and the Present Value of Interest to be paid to such Holders on the Mandatory Redemption Date. All Conversion Amounts converted by the Holder after the Mandatory Redemption Notice Date shall reduce the Conversion Amount of this Note required to be redeemed on the Mandatory Redemption Date and the Holder shall be entitled to receive from the Company, on the applicable Conversion Date, an amount in cash equal to the Present Value of Interest of any such Conversion Amount. Redemptions made pursuant to this Section 8(a) shall be made in accordance with Section 12.

(b) Pro Rata Redemption Requirement. If the Company elects to cause a redemption of all or any portion of the Conversion Amount of this Note pursuant to Section 8(a), then it must simultaneously take the same action with respect to the Additional Notes.

(c) Additional Mandatory Redemption. If at any time from and after the third anniversary of the Issuance Date (the “Additional Mandatory Redemption Eligibility Date”), the Equity Conditions shall have been satisfied or waived in writing by the Holder from and including the Additional Mandatory Redemption Notice Date (as defined below) through and including the Additional Mandatory Redemption Date (as defined below), the Company shall have the right to redeem all or any portion of the Conversion Amount then remaining under this Note, as designated in the Additional Mandatory Redemption Notice, as of the Additional Mandatory Redemption Date (an “Additional Mandatory Redemption”). The portion of this Note subject to redemption pursuant to this Section 8(c) shall be redeemed by the Company at a price equal to the Conversion Amount being redeemed (the “Additional Mandatory Redemption Price”) on the date which is thirty (30) days after its delivery of a Additional Mandatory Redemption Notice (the “Additional Mandatory Redemption Date”). The Company may exercise its right to require redemption under this Section 8(c) by delivering a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent (the “Additional Mandatory Redemption Notice” and the date all of the holders received such notice is referred to as the “Additional Mandatory Redemption Notice Date”). The Company may deliver no more than two Additional Mandatory Redemption Notices hereunder and each such Additional Mandatory Redemption Notice shall be irrevocable. The Additional Mandatory Redemption Notice shall state the aggregate Conversion Amount of the Notes which the Company has elected to be subject to Additional Mandatory Redemption from all of the holders of the Notes pursuant to this Section 8(c) (and analogous provisions under the Additional Notes). All Conversion Amounts converted by the Holder after the Additional Mandatory Redemption Notice Date shall reduce the Conversion Amount of this Note required to be redeemed on the Additional Mandatory Redemption Date. Redemptions made pursuant to this Section 8(c) shall be made in accordance with Section 12.

(d) Pro Rata Redemption Requirement. If the Company elects to cause a redemption of all or any portion of the Conversion Amount of this Note pursuant to Section 8(c), then it must simultaneously take the same action with respect to the Additional Notes.

(9) HOLDER’S RIGHT OF OPTIONAL REDEMPTION. The Holder shall have the right, in its sole discretion to require that the Company redeem all or any portion of this Note (a “Holder Optional Redemption”) on the third anniversary of the Issuance Date by delivering written notice thereof (a “Holder Optional Redemption Notice”) to the Company at any time prior to and including the date which is twenty (20) days prior to the third anniversary of the Issuance Date. The Holder Optional Redemption Notice shall indicate the Conversion Amount the Holder is electing to have redeemed. The portion of this Note subject to redemption pursuant to this Section 9 shall be redeemed by the Company in cash at a price equal to the Conversion Amount being redeemed (the “Holder Optional Redemption Price” and, collectively with the Event of Default Redemption Price, the Change of Control Redemption Price, the Mandatory Redemption Price and the Additional Mandatory Redemption Price, the “Redemption Prices” and, each a “Redemption Price”). Within one Business Day of receipt of a Holder Optional Redemption Notice, the Company shall inform in writing all holders of Additional Notes that a Holder Optional Redemption Notice has been received by the Company. Redemptions required by this Section 9 shall be made in accordance with the provisions of Section 12. The Holder may deliver one Holder Optional Redemption Notice hereunder which shall be irrevocable.

(10) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11) RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. The Company shall initially reserve out of its authorized and unissued shares of Class A Common Stock a number of shares of Class A Common Stock for each of the Notes equal to 120% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the Notes, 120% of the number of shares of Class A Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Class A Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of Class A Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Class A Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Class A Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Class A Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Class A Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Class A Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Class A Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(12) HOLDER’S REDEMPTIONS.

(a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price or Holder Optional Redemption Price to the Holder within five

Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice or the Holder Optional Redemption Notice, as the case may be. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise. The Company shall deliver the Mandatory Redemption Price to the Holder on or before the Mandatory Redemption Date. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 19(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price of the Class A Common Stock during the period beginning on and including the date on which the Redemption Notice is delivered to the Company and ending on and including the date on which the Redemption Notice is voided. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Additional Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) (each, an “Other Redemption Notice”), the Company shall immediately forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(13) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note, Section 7.5 of the Securities Purchase Agreement, or any other Transaction Documents.

(14) RANK; ADDITIONAL INDEBTEDNESS; LIENS.

(a) Rank. All payments due under this Note (a) shall rank pari passu with all Additional Notes and (b) prior to the consummation of a Qualified IPO, shall not be subordinate to any Indebtedness. All payments due under this Note shall be senior to all other Indebtedness of the Company and its Subsidiaries other than (x) Permitted Pari Passu Indebtedness and (y) the Stonehouse Payments (and as to the Stonehouse Payments, this provision shall to continue to be applicable following consummation of a Qualified IPO).

(b) Incurrence of Indebtedness. So long as this Note is outstanding and prior to the consummation of a Qualified IPO, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note and the Additional Notes and (ii) Permitted Indebtedness.

(c) Existence of Liens. So long as this Note is outstanding and prior to the consummation of a Qualified IPO, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d) Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(e) Stonehouse Payments. Notwithstanding the foregoing, the Holder agrees not to claim any rights to the Stonehouse Payments pursuant to the Stonehouse Royalty Agreement in the form attached as Exhibit J to the Securities Purchase Agreement, and to the extent that such Holder receives any Stonehouse Payments otherwise due to or required to be paid to Stonehouse under the Stonehouse Royalty Agreement in the form attached as Exhibit J to the Securities Purchase Agreement, the Holder agrees to turn over such payment to Stonehouse.

(15) SUBORDINATION TO SENIOR INDEBTEDNESS.

(a) Subordination. From and after the consummation of a Qualified IPO, the Indebtedness represented by this Note and the payment of any Principal, Interest, Late Charges, redemption amount, liquidated damages, fees, expenses or any other amounts in respect of this Note shall be expressly made subordinate and junior and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company incurred thereafter.

(b) Payment upon Dissolution, Etc. In the event of any bankruptcy, insolvency, reorganization, receivership, composition, assignment for benefit of creditors or other similar proceeding initiated by or against the Company or any dissolution or winding up or total or partial liquidation or reorganization in bankruptcy of the Company (each, a “Proceeding”), all principal and interest due upon any Senior Indebtedness shall first be paid in full before the Holder shall be entitled to receive or, if received, to retain any payment or distribution on account of this Note and, during the continuance of any such Proceeding, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holder would be entitled with respect to any Subordinated Indebtedness but for the provisions of this Section 15 shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holder who shall have received such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of such Senior Indebtedness held by such holder) or their representatives to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the Holder or any holders of the Notes; provided, however, that notwithstanding anything to the contrary, in any event the Holder shall be entitled to receive and retain any and all Junior Securities (as defined below).

(c) Certain Rights. Nothing contained in this Section 15 or elsewhere in this Note or any other Transaction Document, is intended to or shall impair, as among the Company, its creditors including the holders of Senior Indebtedness and the Holder, the right, which is absolute and unconditional, of the Holder to convert this Note in accordance herewith.

(d) Rights of Holders Unimpaired. The provisions of this Section 15 are and are intended solely for the purposes of defining the relative rights of the Holder and the holders of Senior Indebtedness and nothing in this Section 15 shall impair, as between the Company and the Holder, the obligation of the Company, which is unconditional and absolute, to pay to the Holder the Principal hereof (and premium, if any), accrued Interest hereon and all other Subordinated Indebtedness payable hereunder, all in accordance with the terms of this Note.

(e) Junior Securities. As used herein, “Junior Securities” means debt or equity securities of the Company as reorganized or readjusted, or debt or equity securities of the Company or any other Person provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a Proceeding under any applicable law, so long as in the case of debt securities, such Junior Securities are subordinated in right of payment to all Senior Indebtedness and to whatever is issued to the holders of the Senior Indebtedness on account of the Senior Indebtedness, to the same extent as, or to a greater extent than, the Subordinated Indebtedness is so subordinated as provided for herein.

(16) PARTICIPATION. The Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note into shares of Class A Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Class A Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(17) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the Required Holders shall be required for any change, amendment, alteration or waiver to this Note or the Additional Notes; provided, however, that no such change, amendment, alteration or amendment, as applied to any of the Notes held by any particular holder of Notes, shall, without the written consent of that particular holder, (i) reduce the Interest Rate, extend the time for payment of Interest or change the manner or rate of accrual of Interest on the Notes, including, without limitation, modifying the definition contained in Section 29(xix), (ii) reduce the amount of Principal, or extend the Maturity Date, of the Notes, (iii) make any change that impairs or adversely affects the conversion rights of the Notes (including, without limitation, the provisions contained in Sections 7 and 11 hereof), (iv) reduce any of the Redemption Prices, or amend or modify in any manner adverse to the holders of the Notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise; (v) modify the provisions with respect to the right of the holders of the Notes to cause the Company to redeem the Notes pursuant to Sections 4(b), 5(b) and 9 herein and the analogous provisions of the Additional Notes (including, without limitation, modifying Section 4(a) hereof or any of the definitions contained in Section 29(iv) and (xvi)); (vi) make any Interest or Principal on the Notes payable other than as set forth herein and in the Additional Notes; (vii) impair the right of any holder of Notes to receive payment of Principal or Interest or other payments due under the Notes, if any, on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder; (viii) change the ranking of this Note or any Additional Notes in a manner adverse to the holder thereof; or (ix) modify any of the provisions of, or impair the right of any holder of Notes under, Section 6, this Section 17, Section 18, Section 20 and Section 25(b) hereof or the analogous provisions of the Additional Notes. Notwithstanding anything in this Note to the contrary, the provisions of Sections 4(c), 14(a) (solely as such Section relates to the Stonehouse Payments) and 14(e) of this Note, any related definitions used in any such section and this sentence shall not be amended, altered, changed or waived without the prior written consent of Stonehouse, which is a third party beneficiary of such provisions. Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of Interest, fees or otherwise, to any holder for or as inducement to any consent, waiver or amendment of any of the terms or provisions of the Notes unless such consideration is offered to be paid or is paid to all holders. So long as any Notes remain outstanding, at no time shall the Company or any of its Subsidiaries, directly or indirectly, purchase or offer to purchase any of the outstanding Notes or exchange or offer to exchange for any consideration (including, without limitation, for cash, securities, property or otherwise) any outstanding Notes unless the Company or such Subsidiary, as applicable, purchases, offers to purchase, exchanges or offers to exchange the outstanding Notes of all of the holders for the same consideration (on a pro rata basis in accordance with each holder’s percentage ownership of then outstanding Notes) and on identical terms.

(18) TRANSFER. Subject to Section 3.1 of the Registration Rights Agreement, this Note and any shares of Class A Common Stock issued upon the conversion of this Note may be offered, sold, assigned or transferred by the Holder provided that (i) such shares of Class A Common Stock or shares of Class A Common Stock issuable upon the conversion of the Note are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, the Holder provides the Company with an opinion of counsel selected by the Holder in form reasonably acceptable to the Company to the effect that such sale, assignment or transfer of the shares of Class A Common Stock or the shares of Class A Common Stock issuable upon the conversion of the Note may be made without registration under the applicable requirements of the Securities Act, or (iii) the Holder provides the Company with reasonable assurance that the shares of Class A Common Stock or the shares of Class A Common Stock issuable upon the conversion of the Note can be sold, assigned or transferred pursuant to Rule 144.

(19) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

(20) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(21) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(22) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial holders of this Note and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(23) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(24) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(25) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the initial holders of this Note, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the Transaction Documents, other than Interest, which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen percent (15%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(26) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(27) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(28) GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(29) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(i) “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(ii) “Bloomberg” means Bloomberg Financial Markets.

(iii) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(iv) “Change of Control” means any Fundamental Transaction other than (A) a Fundamental Transaction in which holders of the Company’s voting power immediately prior to the Fundamental Transaction continue after the Fundamental Transaction to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(v) “Class A Common Stock” means the shares of the Company’s Class A common stock, par value $0.01 per share, and any other securities of the Company which may be issued or issuable with respect to, in exchange for, or in substitution of, such shares of Class A common stock (including without limitation, by way of recapitalization, reclassification, reorganization, merger or otherwise).

(vi) “Closing Bid Price” and “Closing Sale Price” mean, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotations Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(vii) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(viii) “Common Stock” means, collectively, the Class A Common Stock and the Company’s Class B common stock, par value $.01 per share.

(ix) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Notes.

(x) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto

(xi) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(xii) “Effective Registration” means that the Class A Common Stock is registered pursuant to Section 12 or Section 15 of the Exchange Act.

(xiii) “Eligible Market” means The New York Stock Exchange, Inc, the American Stock Exchange, the Nasdaq National Market or The Nasdaq SmallCap Market.

(xiv) “Equity Conditions” means that each of the following conditions is satisfied: (a) on each day during the period beginning thirty (30) Trading Days prior to the beginning of the applicable Mandatory Redemption Measuring Period and ending on and including the Redemption Date, either (1) a Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Blackout Periods (as defined in the Registration Rights Agreement) or (2) all shares of Class A Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws and without the need for registration under any applicable federal or state securities laws; (b) on each day during the Mandatory Redemption Measuring Period through the Redemption Date, the Class A Common Stock is designated for quotation on the New York Stock Exchange or Nasdaq National Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than one (1) day and occurring prior to the applicable date of determination due to business announcements by the Company or suspensions resulting from any action or actions taken by such exchange or market which are generally applicable to and affect all issuers with a class of securities listed on such exchange or market) nor shall delisting or suspension by such exchange or market been threatened or pending either (1) in writing by such exchange or market or (2) by falling below the minimum listing maintenance requirements of such exchange or market; (c) on each day during the Mandatory Redemption Measuring Period through the Redemption Date, there shall not have occurred either (1) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (2) an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default; and (d) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

(xv) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(xvi) “Excluded Securities” means any Common Stock issued or issuable: (a) in connection with any Approved Stock Plan; (b) upon conversion of the Notes; (c) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company of at least $75,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the Securities Act (unless such offering is executed on an “agency” basis pursuant to which an underwriter makes unsolicited sales of Class A Common Stock solely through the principal security exchange or trading market of the Class A Common Stock, in which case such equity sales would be permitted) and “equity lines”); and (d) upon conversion of any Options or Convertible Securities set forth on Schedule 3.2(f) to the Securities Purchase Agreement and which are outstanding as of the Closing (as defined in the Securities Purchase Agreement), provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Closing Date.

(xvii) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (c) be the subject of a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (e) reorganize, recapitalize or reclassify its Common Stock, or (f) if at any time prior to a Qualified IPO, Noah Samara shall cease to be the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of unencumbered shares of Common Stock not subject to any Lien in an amount equal to not less than 50% of the outstanding shares of Common Stock.

(xviii) “GAAP” means United States generally accepted accounting principles, consistently applied.

(xix) “Indebtedness” of any Person means, without duplication (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services including, without limitation, “capital leases” in accordance with U.S. generally accepted accounting principals (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (h) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

(xx) “Interest Rate” means five percent (5%) per annum, subject to increase as provided below and elsewhere in this Note:

(1) In the event that the Company incurs any Permitted Pari Passu Indebtedness prior to the consummation of a Qualified IPO, a rate per annum equal to the greatest of (x) 5%, (y) 10% if the Company issues any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock in connection with, or relating to, the incurrence of such Permitted Pari Passu Indebtedness and (z) the rate of interest payable on any such Permitted Pari Passu Indebtedness;

(2) In the event that the Company has not consummated a Qualified IPO prior to the second anniversary of the Issuance Date, then from and after the second anniversary of the Issuance Date, a rate per annum equal to the greater of (x) the Interest Rate otherwise then in effect and (y) 10%;

(3) In the event that the Company fails to file a registration statement with the SEC relating to a Qualified IPO prior to the six month anniversary of the Issuance Date, then only to the extent that the Interest Rate has not been previously increased pursuant to clause (1) of this definition, a rate per annum equal to the Interest Rate otherwise then in effect plus one percent (1%);

(4) In the event that a registration statement relating to a Qualified IPO is not declared effective by the SEC prior to the one year anniversary of the Issuance Date, then only to the extent that the Interest Rate has not been previously increased pursuant to clause (1) of this definition, a rate equal to the Interest Rate otherwise then in effect plus one percent (1%);

(5) In the case of calculating any Accreted Interest, the Interest Rate otherwise then in effect plus two percent (2%); and

(6) From and after the occurrence of an Event of Default, the greater of (x) the Interest Rate otherwise then in effect and (y) fifteen percent (15%).

(xxi) “Market Price” means, for any security as of any date, the arithmetic average of the Weighted Average Price for the Class A Common Stock for the preceding ten (10) Trading Days.

(xxii) “Material Subsidiary” means (a) such Subsidiaries identified as Material Subsidiaries in Schedule 3.3 of the Securities Purchase Agreement or (b) any “Significant Subsidiary,” existing from time to time, as such term is defined in Rule 1-02 of Regulation S-X of the Securities Act,.

(xxiii) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities

(xxiv) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(xxv) “Permitted Indebtedness” means (A) Permitted Pari Passu Indebtedness and (B) Subordinated Indebtedness.

(xxvi) “Permitted Liens” means (a) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (c) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (d) any Lien in favor of Stonehouse solely with respect to the Stonehouse Royalty Accounts granted pursuant to the Stonehouse Royalty Agreement in the form attached as Exhibit J to the Securities Purchase Agreement only to the extent of Stonehouse Payments required to be deposited by the Company in the Stonehouse Royalty Accounts pursuant to the Stonehouse Royalty Agreement, (e) Liens incurred in connection with any Permitted Indebtedness provided that the Notes are secured ratably with any such secured Permitted Indebtedness, and (f) Liens securing the Company’s obligations under the Notes.

(xxvii) “Permitted Pari Passu Basket” means an amount equal to (i) $175,000,000 minus (ii) the Principal then outstanding under the Notes.

(xxviii) “Permitted Pari Passu Indebtedness” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by the Company under or in connection with any Indebtedness that is not Subordinated Indebtedness; provided, however, that (1) the aggregate amount of such Permitted Pari Passu Indebtedness (taking into account the maximum amounts which may be advanced, including pursuant to any letters of credit, under the loan documents evidencing such Permitted Pari Passu Indebtedness) does not as of the date on which such Permitted Pari Passu Indebtedness is incurred exceed the Permitted Pari Passu Indebtedness Amount, (2) such Permitted Pari Passu Indebtedness affirmatively provides that it will at no time, respective of base rate used, bear a rate of interest per annum (including commitment and similar per annum fees) in excess of the market rate per annum at the time of issuance for securities of issuers with substantially the same credit rating as the Company and (3) such Permitted Pari Passu Indebtedness is not owed to Yenura Pte. Ltd. or any Person affiliated with Yenura Pte. Ltd.

(xxix) “Permitted Pari Passu Indebtedness Amount” means either (i) the Permitted Pari Passu Basket or (ii) in the event that the amount of the Alcatel Payables (as defined in the Securities Purchase Agreement) is greater than the amount of the Pari Passu Basket, the amount of the Alcatel Payables.

(xxx) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(xxxi) “Present Value of Interest” means the aggregate net present value of the remaining scheduled payments of interest, if any, that, but for the redemption or conversion of this Note, would have accrued under this Note during the period from the applicable conversion or redemption date, as the case may be, through the third anniversary of the Issuance Date, calculated at 102% of the yield to maturity of United States Treasury notes with a one-year maturity, as published in the Wall Street Journal (eastern edition) on the date which is three (3) Business Days before any applicable conversion or redemption date.

(xxxii) “Principal Market” means the principal stock exchange or trading market for the Class A Common Stock, if any.

(xxxiii) “Qualified IPO” means the Company’s sale of its shares of Class A Common Stock in a firm commitment, fully underwritten public offering conducted in the United States through a nationally recognized investment banking firm and pursuant to a registration statement under the Securities Act, the public offering price of which was not less than $7.50 per share, the gross proceeds of which to the Company (before underwriting discounts, commissions and fees) exceeds $100,000,000 and after which the shares of Class A Common Stock are listed either on The New York Stock Exchange, Inc. or admitted for trading on the Nasdaq National Market.

(xxxiv) “Redemption Premium” means (a) in the case of the Events of Default described in Section 4(a)(i) - (vi) and (ix) - (xiii), 125% or (b) in the case of the Events of Default described in Section 4(a)(vii) - (viii), 100%.

(xxxv) “Registration Rights Agreement” means that certain registration rights agreement dated as of the Closing Date by and among the Company and the initial holders of the Notes relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Notes.

(xxxvi) “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(xxxvii) “Rule 144(k)” means Rule 144(k) promulgated under the Securities Act and any successor provision thereto.

(xxxviii) “SEC” means the United States Securities and Exchange Commission.

(xxxix) “Securities Act” means the Securities Act of 1933, as amended.

(xl) “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes.

(xli) “Senior Indebtedness” means Indebtedness incurred by the Company after the consummation of a Qualified IPO that is made expressly senior in right of payment to the Indebtedness evidenced by this Note.

(xlii) “Stonehouse” means Stonehouse Capital Ltd., a Cayman Islands company.

(xliii) “Stonehouse Payments” means the Stonehouse Royalty Payments and the Stonehouse Scale Down Fees.

(xliv) “Stonehouse Royalty Accounts” means those bank accounts established pursuant to which funds are deposited in accordance with Section 2.01 of the Stonehouse Royalty Agreement, in the form attached as Exhibit J to the Securities Purchase Agreement.

(xlv) “Stonehouse Royalty Payments” means any accrued but unpaid Royalty Payments (as defined in, and calculated pursuant to, the Stonehouse Royalty Agreement in the form attached as Exhibit J to the Securities Purchase Agreement).

(xlvi) “Stonehouse Scale Down Fees” means any accrued but unpaid Scale Down Fee (as defined in and calculated pursuant to the Stonehouse Royalty Agreement in the form attached as Exhibit J to the Securities Purchase Agreement).

(xlvii) “Subordinated Indebtedness” means Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until at least 91 days after the Maturity Date or later and (2) total interest and fees at a rate in excess of 10 percent (10%) per annum.

(xlviii) “Subscription Date” means December 30, 2004.

(xlix) “Subsidiary” means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest.

(l) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that from and after an Effective Registration, if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(li) “Trading Day” means any day on which the Class A Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Class A Common Stock, then on the principal securities exchange or securities market on which the Class A Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Class A Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Class A Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(lii) “Transaction Documents” means this Note, the Securities Purchase Agreement, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder or thereunder.

(liii) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotations Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

WORLDSPACE, INC.

By:
Name:
Title: